Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Agrees to Acquire Over 2,300 towers and Certain DAS Assets from Mobilitie for $1.1 Billion

Boca Raton, Florida, February 21, 2012

SBA Communications Corporation (Nasdaq: SBAC) (“SBA”) announced today it has entered into a definitive agreement with certain affiliates of Mobilitie, LLC under which SBA will purchase certain entities owning in excess of 2,300 tower sites in the US and Central America and certain indoor and outdoor distributed antenna system (DAS) assets in Chicago, Las Vegas, New York City and Auburn, Alabama.

The consideration to be paid by SBA will be $850 million in cash and 5.25 million shares of SBA Class A common stock, implying a total transaction value of $1,093 million based on SBA’s closing price of $46.27 on February 17, 2012. The shares issued in the acquisition will be subject to certain restrictions on transfer. The cash consideration shall be paid from a combination of cash on hand, existing credit facilities and $500 million in financing commitments from Barclays Bank PLC and J.P. Morgan. The transaction, subject to customary closing conditions, is expected to close in the second quarter of 2012. Pro forma for the closing of the transaction, SBA expects that its second quarter-end net debt to annualized adjusted EBITDA ratio will be approximately 7.7x - 7.8x. SBA estimates the Mobilitie assets will produce approximately $75 million in tower cash flow for the full calendar year 2012, of which approximately $16 million is attributable to the DAS assets. Pursuant to the terms of SBA’s investment in ExteNet Systems, Inc., SBA will seek to negotiate and execute a mutually-acceptable sale of the DAS assets to ExteNet. The closing of the acquisition of the Mobilitie entities will not be conditioned on the sale of the DAS assets.

“We are very pleased with the opportunity to acquire these assets,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “We believe these assets are high quality, relatively new, well located and have ample capacity for additional tenants. The towers will be very complementary to and readily integrated into our existing portfolio, as they are all located in areas where we are currently conducting business. We are particularly excited about the prospects for these towers to serve the future cell-splitting needs of US wireless carriers, which needs we anticipate will flow from the continued growth in consumer demand for wireless data services. We expect this transaction will be immediately accretive to equity free cash flow per share.”

Barclays Capital and J.P. Morgan acted as financial advisors and Greenberg Traurig, LLP acted as legal advisor to SBA. Moelis & Company LLC and BofA Merrill Lynch acted as financial advisors and Goodwin Procter LLP acted as legal advisor to Mobilitie. Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to Oaktree Capital Management.

SBA will more fully discuss the transaction and its financial implications on its “Fourth Quarter Results” conference call scheduled for Friday, February 24, 2012 at 10:00 am EST. SBA anticipates including the results of the Mobilitie assets in its 2012 Outlook in its first quarterly earnings release subsequent to closing the transaction.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (1) the anticipated successful consummation of the acquisition of the Mobilitie assets, including the timing of such consummation, (2) the approximate number of towers that will be acquired, (3) the source of funds that will be used to pay the purchase price, (4) the Company’s expectations regarding the tower cash flow that the Mobilitie assets will generate in 2012 and the overall future performance of the Mobilitie assets post-closing, (5) the financial impact of the transaction on the Company, including the accretive impact of the transaction to the Company’s equity free cash flow per share and the Company’s leverage post-closing, (6) the quality and characteristics of the Mobilitie assets, (7) the expected ease of integration of the Mobilitie assets into the Company’s portfolio and (8) the Company’s intention to negotiate and execute a mutually-acceptable sale of the DAS assets to ExteNet. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 25, 2011. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to its expectations regarding the ability to close the Mobilitie transaction and the timing of such closing, these factors include the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility, and the ability of Barclays Bank PLC and J.P. Morgan to provide committed capital to pay the anticipated consideration. With respect to the Company’s expectations regarding the Mobilitie assets, the ability to integrate the Mobilitie assets and the financial impact of such assets on the Company’s results of operations, these risk factors include (1) the Company’s ability to successfully integrate the Mobilitie assets, (2) the final number of towers and other assets purchased, (3) the Company’s ability to accurately estimate the future financial performance of the Mobilitie assets based on the diligence conducted prior to the execution of the agreement and (4) those factors that impact the growth of the tower industry in general, which are set forth in the Company’s SEC Filings. With respect to the Company’s intention to negotiate a sale of the DAS Assets to ExteNet, these factors include the ability of the Company and ExteNet to negotiate and close an agreement on terms mutually acceptable to the parties.

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless”, SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

About Mobilitie, LLC

Mobilitie LLC is a premier developer and operator of wireless infrastructure throughout North America and Latin America. Mobilitie is built around what Mobile Operators need to accommodate the ever increasing need for wireless infrastructure to support the exponential growth in data demand from consumers. The primary business objectives of the Company center around highly stable cash flows, from a diversified and credit rated tenant base leasing tower and DAS assets. For further information visit: www.mobilitie.com

SBA Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

Mobilitie Contacts:

Brent Vetter

Financial Services

949-717-6029

Kari Willis

Marketing Communications

949-999-5780